                        Waiver And Amendment Agreement

                                August 18, 1998


Enron Capital & Trade Resources Corp.
Attn:  Tony A. Valentine
1400 Smith Street
Houston, Texas  77002

The Samarac Corporation, Ltd.
Attn:  Kenneth Swaisland
Suite 440, 755 Burrard Street
Vancouver, B.C. V6Z 1X6

     RE:  KAFUS ENVIRONMENTAL INDUSTRIES, LTD.
          SERIES I PREFERENCE SHARES

Gentlemen:

     Reference is made to the "Securities Purchase Agreement" dated as of August 18, 1998 (the "Securities Purchase Agreement"), made by Kafus Environmental Industries, Ltd., a British Columbia corporation (the "Company") and Enron Capital & Trade Resources Corp., a Delaware corporation ("Enron"). This Waiver and Amendment Agreement is entered into in connection with the execution of the Securities Purchase Agreement, and is intended to amend certain terms under that certain "Subscription Agreement" dated as of July 16, 1997 (the "Subscription Agreement") pursuant to which the Company issued to Enron, among other securities, 15,000 Series I 10% Convertible Redeemable Preference Shares (the "Preference Shares") having the rights and preferences set forth in the Articles of Amendment attached to the Subscription Agreement as Exhibit B (the "Articles of Amendment"), and also to amend and reinstate certain terms under the now-expired letter agreement dated July 16, 1997 (the "Letter Agreement") wherein Enron agreed, with respect to 5,000 of its 15,000 Preference Shares, that it would not exercise its right to convert such Preference Shares into shares of the Company's common stock, without par value (the "Common Stock") prior to January 16, 1998, without the prior written consent of the Company, and wherein Enron further agreed that in the event the trade weighted average of the prices for the Common Stock during any period of 30 consecutive days ending on or prior to January 16, 1998 exceeded US$7.00 per share and the Common Stock was listed on a national securities exchange, then the Company would have the right to purchase from Enron any or all of the 5,000 Preference Shares for a cash purchase price equal to US$1,200 per share, plus all accrued and unpaid dividends. In consideration for arranging certain financing for the Company, the Company subsequently assigned its rights of repurchase under the Letter Agreement to The Samarac Corporation, Ltd., an

Ontario corporation ("Samarac"). On January 16, 1998, the Letter Agreement terminated in accordance with its terms.

     In consideration for the mutual covenants and agreements entered into between the parties under the Securities Purchase Agreement and the Transaction Documents relating thereto (as defined therein), the Company, Samarac, and Enron now agree as follows:

1. Waiver of Rights and Agreement. Enron voluntarily waives, until February 18, 2000, its rights pursuant to Section 3.0 of the Series I 10% Convertible Redeemable Preference Shares in the event that the conditions set forth in
Section 3.0 thereof are met by January 16, 1999. Enron and the Company agree that in the event that the Average Price (as defined therein) of the Common Stock during the 30 days immediately preceding February 18, 2000, is less than US$7.00 (adjusted appropriately for any stock split, reverse stock split, or other recapitalization occurring after the issuance of the Preference Shares), Enron shall have the right to require the Company to repurchase any or all of the Preference Shares, for an amount in cash equal to US$1,000 per share, plus all accrued and unpaid dividends through the date of repurchase, which shall be within 60 days of the date of exercise by Enron of its right to require such repurchase.

2. Amendment of Section 3.0. If necessary, the Company hereby undertakes to use its best efforts to obtain the requisite vote of shareholders at the Company's annual meeting to be held in or around March 1999 authorizing the amendment of Section 3.0 of the Articles of Amendment (for which amendment Enron agrees to vote all of its shares) so that Section 3.0 shall thereafter provide as follows:

     3.0 Redemption. If either (i) the Common Stock is not listed on a U.S. national securities exchange or the NASDAQ National Market as of February 18, 2000, or (ii) the Average Price of the Common Stock during the 30 days immediately preceding February 18, 2000, is less than US$7.00 (adjusted appropriately for any stock split, reverse stock split, or other recapitalization occurring after the issuance of the Preference Shares), each Preference Shareholder thereafter shall have the right, by written notice to the Company (a "Repurchase Notice"), to require that the Company repurchase any or all of such Preference Shareholder's Preference Shares, for an amount in cash equal to $1,000 per share, plus all accrued and unpaid dividends through the date of repurchase. Any Repurchase Notice shall be accompanied by duly endorsed certificates representing the Preference Shares to be repurchased. The Company shall make payment in cash of the appropriate amounts to the holder requiring repurchase, within 60 days of the date of the Repurchase Notice.

3.   Samarac Option./1/

     (a) Enron agrees, with respect to 5,000 of its Preference Shares (the "Shares"), that it shall not exercise its right to convert such Shares into shares of Common Stock prior to February 18, 2000 (the "Determination Date"), without the prior written consent of the Company and Samarac.

     (b) In the event (i) the trade weighted average of the prices for the Common Stock during any period of 30 consecutive days ending on or prior to the Determination Date (a "Measurement Period") exceeds US$7.00 per share (such price to be adjusted appropriately for any stock split, reverse stock split, or similar recapitalization after the date hereof) and (ii) the Common Stock is listed on a U.S. national securities exchange or the NASDAQ National Market throughout such 30-day period, then Samarac or its assignee shall have the right (but not the obligation) to purchase from Enron any or all of the Shares for a cash purchase price equal to US$1,200 per Share, plus all dividends accrued (whether or not declared) on the Shares (collectively, the "Purchase Price").
To exercise its right to purchase the Shares pursuant to this Section 3(b), Samarac or its assignee shall, within 10 days following the last day of a Measurement Period, in which the conditions specified in 3(b)(i) and 3(b)(ii) above are satisfied, notify Enron of such election. Samarac or its assignee may make only one election to purchase Shares hereunder. The consummation of any purchase of the Shares upon an exercise of the rights hereunder (the "Closing") shall take place at the offices of Enron, on the 5th Business Day following the receipt by Enron of such notice from Samarac or its assignee. At the Closing,
(a) Enron shall deliver to Samarac or its assignee certificates representing the Shares, duly endorsed in blank or accompanied by stock powers executed in blank and (b) Samarac or its assignee shall deliver to Enron by wire transfer an amount equal to the Purchase Price for the Shares purchased.

     (c) Nothing herein shall be deemed to limit in any way the ability of Enron to convert any Preference Shares other than the Shares or its ability to sell or transfer the Shares to any Affiliate of Enron or, upon receipt of the prior written consent of Samarac, which shall not be unreasonably withheld, to any other Person who agrees in writing to be bound by the terms hereof. Samarac may assign its rights hereunder to any Person, provided Samarac has obtained the prior written consent of Enron to such transfer (which shall not be unreasonably withheld). This agreement shall terminate and the Company shall have no further rights hereunder as of the Determination Date, unless extended by the parties in writing.

     (d) Upon receipt of notice from Samarac or its assignee that it intends to effect a purchase of Shares pursuant to Section 3(b) hereof, Enron may elect, at its sole discretion, to accept the Purchase Price in the form of either (i) cash, or (ii) delivery of shares of the Company's Common Stock, the number of which shall be the quotient of the Purchase Price divided by US$7.00. No

------------------
/1/    The capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Subscription Agreement.

fractional shares of Common Stock will be issued, and any fractional shares will be rounded to the nearest whole number.

     (e) Enron acknowledges that in the event that Enron elects to accept the Purchase Price in the form of shares of the Company's Common Stock, the transfer of such shares by Samarac to Enron will constitute a distribution of shares by a control person of the Company and will be subject to the prospectus and registration requirements of the Securities Act (British Columbia), unless exempted; including an exemption that will be available if the aggregate Purchase Price is at least Cdn$97,000, Samarac files a notice of its intention to effect such transfer with the British Columbia Securities Commission and all applicable stock exchanges on which the Company is trading at least seven (7) days prior to the transfer, and certain other conditions prescribed under British Columbia securities legislation are met. Enron also acknowleges that such shares of the Company's Common Stock will be subject to a hold period under British Columbia securities legislation whereby such shares may not be resold in British Columbia or to a resident of British Columbia for a period of one year unless the transfer is effected pursuant to a prospectus or pursuant to an exemption from the prospectus requirements.



            [the remainder of this page is intentionally left blank]

5. Counterparts. This Agreement may be executed in counterparts which together shall constitute one and the same instrument.

     EXECUTED as of the date first written above.

                              Very truly yours,

                              KAFUS ENVIRONMENTAL INDUSTRIES, LTD.


                              By:_____________________________________
                                    Mike McCabe, President

AGREED TO AND ACCEPTED
as of the date first above written.

ENRON CAPITAL & TRADE RESOURCES CORP.


By:______________________________________
Name:____________________________________
Title:___________________________________


THE SAMARAC CORPORATION, LTD.


By:______________________________________
Name:____________________________________
Title:___________________________________


The undersigned hereby acknowledges and reaffirms his obligation (without expansion or enlargement thereof whatsoever) under that certain "Guaranty" dated as of July 16, 1997, in favor of Enron, and agrees to be bound by the terms set forth herein.


_________________________________________
Kenneth F. Swaisland